AMYRIS REPORTS Q1 2023 REVENUE

EMERYVILLE, Calif., April 24, 2023 — Amyris, Inc. (Nasdaq: AMRS), a leading synthetic biotechnology company accelerating the world's transition to sustainable consumption through its Lab-to-MarketTM technology platform and clean beauty consumer brands, provided an update on first quarter revenue.

The Company expects to deliver Q1 2023 total revenue of approximately $56 million. The Company previously guided to revenue of approximately $50 million during the fourth quarter earnings call. Gross profit and operating expense are expected to be sequentially significantly better compared to Q4 2022.

Amyris continues to execute its strategic agenda with a keen focus on cost efficiency and capital structure and the liquidity required to self-fund its business plan. The Company is in process of a strategic review of all aspects of its cost structure in support of “Fit-to-Win”, with the objective to accelerate cost and efficiency improvements.

The Company progressed insourcing production of its ingredients at Barra Bonita, the world’s most technologically advanced biomanufacturing facility. Critical issues from the commissioning and start-up phase have been addressed and the plant is delivering product at target.

“We are pleased with the start of the year and are focused on operating with a more efficient cost base while continuing to deliver strong revenue growth,” commented John Melo, President and Chief Executive Officer.

“Our strategy to focus our portfolio, reduce our cost base, expand our strategic partnerships and to divest non-core assets is designed to self-fund our business operations. Our liquidity plan includes significant cost savings, attaining the estimated $335 million of earnouts and milestone payments over the next three years from current strategic agreements and executing on an estimated $200 million from additional transactions this year.”

The Company will provide a more detailed update during the Q1 2023 earnings call to be held on May 9, 2023 at 1:30pm PT.

About Amyris
Amyris (Nasdaq: AMRS) is a leading synthetic biotechnology company, transitioning the Clean Health & Beauty and Flavors & Fragrances markets to sustainable ingredients through fermentation and the company’s proprietary Lab-to-MarketTM technology platform. This Amyris platform leverages state-of-the-art machine learning, robotics and artificial intelligence, enabling the company to rapidly bring new innovation to market at commercial scale. Amyris ingredients are included in over 20,000 products from the world's top brands, reaching more than 300 million consumers. Amyris also owns and operates a family of consumer brands that is constantly evolving to meet the growing demand for sustainable, effective and accessible products. For more information, please visit http://www.amyris.com.

Forward-Looking Statements
This release contains forward-looking statements, and any statements other than statements of historical fact could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events, such as the Company’s expectations regarding Q1 2023 financial results and the Company’s strategic Fit-to-Win goals related to cost efficiency. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including risks related to Amyris' liquidity and ability to fund operating and capital expenses, risks related to its financing activities, risks related to potential delays or failures in completing and integrating planned acquisitions, risks related to potential delays or failures in development, regulatory approval, launch, production and commercialization of products, risks related to global inflation and policy measures undertaken to address inflation, the COVID-19 pandemic and any other geopolitical events, including the Ukraine conflict, resulting in global economic, financial and supply chain disruptions that may negatively impact Amyris'

business operations and financial results or cause market volatility, risks related to Amyris' reliance on third parties particularly in the supply chain, and other risks detailed from time to time in filings Amyris makes with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Amyris disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:
Argot Partners
Jason Finkelstein
amyris@argotpartners.com
+1 (212) 600-1902

Media Contact:
Amyris, Inc.
Lauren White
lwhite@amyris.com
+1 (202) 320-8677